EXHIBIT 23.1

CONSENT OF INDEPENDENTREGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement of Birch Branch, Inc. on an amendment to Form SB-2 of our report, Dated October 11, 2005, on our audits of the financial statement of Birch Branch, Inc. as of June 30, 2005 and for the two years then ended, and for the period from July 1, 2002 (date of commencement of development stage) through June 30, 2005. We also consent to the reference to our Firm under the caption "Experts" in the prospectus of this registration statement.

/s/ Miller and McCollom

MilLER AND MCCOLLOM, CPAs
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033 USA
October 25, 2005